Exhibit 99.1

NEWS RELEASE

APOGEE

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

November 4, 2003

APOGEE SIGNS DEFINITIVE AGREEMENT FOR THE SALE OF HARMON

AUTOGLASS TO GLASS DOCTOR

MINNEAPOLIS, MN (November 4, 2003) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced it has entered into a definitive agreement to sell the stock of Harmon AutoGlass, its retail auto replacement glass business, to Synergistic International, Inc., doing business as Glass Doctor®, a subsidiary of The Dwyer Group.

The transaction is expected to close by December 31, 2003, subject to customary conditions. Terms were not disclosed.

“This sale will allow Apogee management to increase our focus on opportunities in our architectural glass products and services, and picture framing glass businesses where we have solid market positions and greater opportunities for profitable growth,” said Russell Huffer, Apogee chairman, president and chief executive officer. “Although Apogee’s roots are in the retail auto glass business, Harmon AutoGlass is no longer a strategic fit for Apogee due to changes in its market conditions. We feel this is a positive decision for Apogee and its shareholders, and for Harmon AutoGlass.

“The sale is an attractive opportunity for Glass Doctor, which currently provides auto replacement glass services through more than 100 locations nationally,” he said. “They are dedicated to this industry, including participation in auto glass insurance claims management.”

“Harmon AutoGlass, respected for its quality installation technicians and customer service, will complement our current Glass Doctor family and allow us to be a stronger national

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competitor,” said Dina Dwyer-Owens, president and chief executive officer of The Dwyer Group. “In addition, we will also be able to effectively compete for national insurance business with the addition of the Harmon AutoGlass shops and expertise in servicing these accounts.” Glass Doctor plans to convert the majority of the purchased facilities to franchises.

Apogee is now reporting Harmon AutoGlass in discontinued operations, which will reflect a charge of $0.25 to $0.32 per share, or $7 to $9 million, in fiscal 2004 for the transaction and transition costs of exiting retail auto glass, as previously stated. Apogee anticipates that the transaction will be neutral from a cash flow perspective. This includes the charge of $0.18 per share or $5.0 million taken in the second quarter.

About Apogee Enterprises

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

■	Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings.

■	Large-scale optical technologies companies develop and produce high technology glass that enhances the visual performance of products for the display, imaging and picture framing industries.

■	Automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields, as well as specialty windshields.

About Glass Doctor and The Dwyer Group

Established in 1962, Glass Doctor offers complete glass replacement, service and repairs to the automotive, residential and commercial markets. The Dwyer Group, based in Waco, Texas, owns six franchisor corporations that sell and support different services, including Glass Doctor.

The Dwyer Group was acquired on October 30, 2003, in a going private leveraged buyout by an affiliate of The Riverside Company, a private equity firm with offices in New York, Cleveland, Dallas and San Francisco.

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Forward-looking statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions; ii) economic conditions and the cyclical nature of the worldwide commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity and project managers; (B) the Auto Glass segment: i) changes in market dynamics; ii) market seasonality; iii) highly competitive, fairly mature industry; iv) performance of the PPG Auto Glass LLC joint venture, including any impact from the planned sale of Harmon AutoGlass; and v) possible industry consolidation; and (C) the Large-Scale Optical segment: i) new product introductions and management of product life cycles; ii) intensely competitive markets; iii) highly cyclical markets that are impacted by economic slowdowns; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities. Additional factors include: i) quarterly revenue and operating results that are volatile and difficult to predict; ii) the uncertainty of whether we will be able to complete a sale of the Harmon AutoGlass business on terms, or within a time period, acceptable to us; iii) the possibility of a material product liability event; iv) the costs of compliance with governmental regulations relating to hazardous substances; v) management of discontinued operations exiting activities; and vi) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the forgoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Report on Form 10-K for the fiscal year ended March 1, 2003.